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                                                                       EXHIBIT 5

                       [LETTERHEAD OF ARNOLD R. MADIGAN]

Securities and Exchange Commission                                 July 31, 1998
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: SEMCO Energy, Inc.

Gentlemen:

     I am General Counsel of SEMCO Energy, Inc., a Michigan corporation (the "Company") and furnish this letter in connection with the proposed issuance and sale by Selling Shareholders of shares of outstanding Common Stock ("Common Stock") of the Company. The Common Stock is described in a Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     Based upon my examination of such corporate records and other documents and certificates as I deemed it necessary to examine, it is my opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Michigan.

          2. The Common Stock being sold by the Selling Shareholders named in the Registration Statement is legally issued, fully paid and nonassessable and when sold, will be legally issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the related Prospectus.

                                          Very truly yours,

                                          /s/ Arnold R. Madigan